FOR IMMEDIATE RELEASE

Silver Star Properties REIT Announces Turnaround Success of Southern Star Self Storage and Strategic Momentum Toward Self-Storage Platform Expansion

EXECUTIVE HIGHLIGHTS
•Plano, TX: NOI more than doubled—from $15,850 in Q1 2024 to $35,307 in Q1 2025, as occupancy rose over 4%.
•Montrose StormKing, CO: NOI tripled from $16,967 in Q1 2024 to $52,370 in Q1 2025.
•George West, TX: Occupancy improved from 54.3% to 62.8%, a 9% gain under the new management model.

Houston, TX – May 16, 2025 – Silver Star Properties REIT, Inc. (“Silver Star”) today celebrated the operational success of its subsidiary, Southern Star Self Storage, following a year of grassroots-driven transformation. Under the direct leadership of Oscar Flores, Director of Operations, who spearheaded the management reorganization and on-the-ground marketing push, the platform has achieved marked improvements in occupancy, NOI, and community integration across its growing footprint.
“We are proud of the entire team’s effort in delivering meaningful, measurable improvements at our self-storage properties,” said Gerald W. Haddock, Chairman of the Board and CEO. “Oscar has led with passion and precision, and the results reinforce the Executive Committee’s conviction in pivoting away from underperforming office assets and toward resilient, high-demand self-storage investments.”
Highlights of the Turnaround
Since launching the Neighborly Community Connect strategy in April 2024, Silver Star has executed a full-scale management and marketing overhaul of Southern Star facilities, replacing third-party managers with trained, community-embedded onsite professionals, and further utilizes Silver Star’s experience in reducing property taxes in creating a portion of the cost reductions here. This hyper-local strategy has led to compelling gains.
Silver Star is Now Able to Align Performance and Capital
Mr. Haddock noted, “Performance now aligns with our forward-looking capital strategy”.
Preferred Equity Capital Raise to Fuel Growth Provides Significant Surge for Pivot Plan
To fund the next phase of its self-storage expansion, Mr. Jim Shaw, our Independent Trustee, in conjunction with Emerson Equity, LLC, is working to provide Silver Star with a best effort commitment to lead a $50 million preferred equity capital raise under Rule 506(c) of Regulation D. This private placement is contingent upon shareholder approval of the pivot strategy and is expected to launch within 90 days of a successful proxy vote. Key features include:
•Accredited investors will receive defined preferred returns and full return of capital before sponsor participation.
•A 721 roll-up option offers liquidity and tax-optimized conversion into Silver Star OP units and also providing Silver Star with a critical mass growth strategy.
•Emerson Equity will serve as the managing broker-dealer and wholesaler for the offering.
Haddock added, “The partnership with Emerson Equity will allow us to scale our self-storage footprint thoughtfully and accretively along with customary mortgage leverage ultimately to pursue a public listing path that enhances liquidity and value for shareholders.”
Strategic Progress & Transition Updates
Following the same strategy being executed at Southern Star with Neighborly Community Connect, Silver Star is following suit to gain management control of its properties. Success stems from building deep ties to local chambers of commerce, local businesses, and charitable organizations. Property managers report weekly on community outreach, strategic partnerships, and rate optimization.
In line with the Company’s strategic pivot to pursue an alternate strategy and the management transformation, Silver Star has transitioned management of several underperforming properties under the direction of David Strickland, Director of Asset Management. Mr. Haddock stated, “his execution has been with superb precision and timeliness.”
•Virginia Parkway in McKinney, TX has been brought under Silver Star management control to accelerate lease-up and marketing.
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•Delray, FL: Now at 92.5% occupancy, Del Ray stands as a prime example of successful community-first engagement, with NOI reaching $1.83M annually.
•Two Houston-area properties are now fully internalized into the Silver Star operational platform, eliminating third-party fees and aligning operational goals.
Recent Communication from Allen Hartman
Mr. Shaw had this to say about Mr. Hartman’s recent communication regarding Silver Star and its management:
‘Regarding Hartman, I believe that his recent comments are, at best, disingenuous as they completely ignore the across-the-board collapse of office values, rents and occupancies not only in Houston, but in office markets across the country.  In the case of the legacy properties in the Silver Star portfolio, this is exacerbated by the deferred maintenance that Hartman allowed while he was supposedly managing the properties.  He fails to note that Gulf Companies moved from the Class-B Gulf Plaza to the Class-A Eldridge Oaks office building pursuant to a lease signed in mid-2023.  This move is typical of the office activity in Houston (and many other office markets), where companies are taking advantage of declining rental rates to move from Class B properties to Class A and trophy properties.  As this trend continues, rents and values of Class B office properties continue to fall.  Clearly, this had nothing to do with your team’s management of the property.’
Conclusion
“We are continuing to maximize value for shareholders and this vote of confidence from Emerson, recognizing our management strategy through this pledge pushes us to a strong foundation for growth and future distributions,” concluded Haddock.
Media Contact:
press@silverstarREIT.com

Investor Relations Contact:
Investor Relations Coordinator
investorrelations@silverstarREIT.com
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